U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1/A
Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nepia, Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	3430
(State or other jurisdiction of incorporation or organization)	(Primary SIC Code Number)

Tian Bei W. Rd. Yung Guang Tian Di Ming Xing Ge, Unit 1503, Shenzhen, China	Nevada Agency and Trust Company 50 West Liberty St, Suite 880 Reno, NV 89501
(Address and telephone number of principal executive offices)	(Name and address of agent for service)

TBA
Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.	(IRS Employer Identification Number)

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer |__|	Accelerated filer |__|
Non-accelerated filer |__| (Do not check if a smaller reporting company)	Smaller reporting company |X|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM PRICE SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE(3)
Common Stock	720,000 shares	$0.03	$21,600	$2.50

(1)	This price was arbitrarily determined by Nepia, Inc.
(2) (3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act. Already Paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
David S. Jennings, Esq.
330 Carousel Parkway, Henderson, Nevada 89014
Phone: (702) 595-5150 / Fax: (800) 731-6120

SUBJECT TO COMPLETION, Dated October 11, 2011
PROSPECTUS
NEPIA, INC.
720,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 720,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date. The selling shareholders are deemed underwriters, within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). As underwriters, the selling shareholders are subject to the prospectus delivery requirements of the Securities Act.  The shares under this prospective will be offered by the selling shareholders at a fixed price of $0.03 per share for the duration of the offering.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.03	None	$0.03
Total	$21,600	None	$40,500

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” starting on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is:  October 11, 2011

Summary	5
Risk Factors	7
Risks Associated with Our Financial Condition	7
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	7
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	7
Risks Associated with Our Business Model	8
Because we may be unable to complete our development, manufacturing and commercialization of our small boilers, we could face significantly harm to our business plans, prospects, results of operations and financial condition.	8
Because we do not have exclusive agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively manufacture and distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.	9
If the energy market for boilers in Southeast Asia does not experience significant growth or if our products do not achieve broad acceptance, we will not be able to achieve revenues.	9
If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.	10
In the event that we are unable to successfully compete in the Chinese boiler industry, we may not be able to achieve profitable operations.	10
Our products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.	11
If we do not effectively implement measures to sell our products, we may never achieve revenues and you will lose your entire investment.	11
If we are unable to successfully manage growth, our operations could be adversely affected.	11
Because we intend to offer our product in China and other countries throughout Asia, we are subject to risks associated with international operations.	12
Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect on our business.	12
Risks Associated with Management and Control Persons	13
Because our management is inexperienced in operating a boiler business, our business plan may fail.	13
If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	13
Because our officers and directors only agreed to provide their services on a part-time basis and have other commitments, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	13
Because our President and Director, Li Deng Ke, and Director, Xiong Chao Jun own an aggregate of 48% of our outstanding common stock, investors may find that corporate decisions influenced by these shareholders are inconsistent with the best interests of other shareholders.	14
Risks Related to Legal Uncertainty and Conducting Business in China	14
If we are considered a "resident enterprise" for PRC enterprise income tax purposes, it could result in unfavorable tax consequences to us and our non-PRC shareholders.	14
If our products fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.	14
Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	14
Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our business.	15
Our operations and assets in the China are subject to significant political and economic uncertainties.	16
Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.	16
We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.	16
Because our funds may be held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.	16
Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.	17
Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.	17
Because our sole executive officer and our directors reside outside of the United States, all the assets of these persons are located outside the United States, and all of our operations are performed outside the United States, you may have difficulty in enforcing your legal rights against us or our executive officer and directors.	17
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	17
Risks Related to Our Securities	18
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	18

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	18
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.	18
If our common stock is quoted on the OTCBB or quoted and a public market for our common stock develops, short selling could increase the volatility of our stock price.	18
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	19
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	19
If our shares are quoted on the OTCBB, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	19
Forward-Looking Statements	20
Use of Proceeds	20
Determination of Offering Price	20
Dilution	20
Selling Shareholders	21
Plan of Distribution	22
Legal Proceedings	23
Directors, Executive Officers, Promoters and Control Persons	24
Security Ownership of Certain Beneficial Owners and Management	25
Description of Securities	25
Interests of Named Experts and Counsel	28
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	29
Organization within the Last Five Years	29
Description of Business	29
Certain Relationships and Related Transactions	39
Market for Common Equity and Related Stockholder Matters	39
Executive Compensation	41
Financial Statements	43
Changes In and Disagreements with Accountants	44
Available Information	44

Summary

We were incorporated as Nepia Inc. on August 9, 2010, in the State of Nevada for the purpose of developing, manufacturing, and selling small boilers aimed at farmers primarily in Southeast Asia. Our product is being designed to be installed in individual farm homes, initially only in China, and then later in other Asian countries. We have no plans or intentions to merger without any other entity.

We are currently in the development stage and have nominal operations and minimal assets, which makes us a “shell company” as defined in Rule 12b-2 of the Exchange Act, as amended.  As of June 30, 2011, we had $32,811 in current assets and current liabilities in the amount of $0. Accordingly, we have working capital of $32,811 as of June 30, 2011. Since our inception through June 30, 2011, we have incurred a net loss of $19,689. We do not have enough cash to enable us to implement our business plan as set forth in this prospectus. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing.

Our principal executive offices are located at Tian Bei W. Rd., Yung Guang Tian Di Ming Xing Ge, Unit 1503, Shenzhen, China. Our fiscal year end is March 31.

The Offering

Securities Being Offered	Up to 720,000 shares of our common stock.

Offering Price	The offering price of the common stock is $0.03 per share.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
2,625,000 shares of our common stock are issued and outstanding as of the date of this prospectus. Our President and Director, Li Deng Ke, and Director, Xiong Chao Jun, own an aggregate of 48% of the common shares of our company and therefore have substantial control.  All of the common stock to be sold under this prospectus will be sold by existing shareholders.  There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	March 31, 2011	June 30, 2011
Cash	$29,811	$29,811
Total Assets	$33,811	$32,811
Liabilities	$0	$0
Total Stockholders’ Equity	$33,811	$32,811

Statement of Operations	Period from August 9, 2010 (Inception) to March 31, 2011	For the Three Months Ended June 30, 2011	Period from August 9, 2010 (Inception) to June 30, 2011
Revenue	$0	$0	$0
Loss for the Period	$18,689	$1,000	$19,689

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our common stock are not publicly quoted.  In the event that shares of our common stock become publicly quoted, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned no revenue since our inception, which makes it difficult to evaluate whether we will operate profitably. Operating expenses for the period from August 9, 2010 (date of inception) to June 30, 2011, totaled $19,689.  We have incurred cumulative net losses of $19,689 since inception to March 31, 2011. We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. As of June 30, 2011, we had cash in the amount of $29,811. Our future is dependent upon our ability to obtain financing or upon future profitable operations. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Evaluation of our business will be difficult because we have a limited operating history.  We are in the development stage of our business and have not yet begun to offer our products. To date, we have not realized any revenues to maintain us without additional capital injection. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks. If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Risks Associated with Our Business Model

Because we may be unable to complete our development, manufacturing and commercialization of our small boilers, we could face significantly harm to our business plans, prospects, results of operations and financial condition.

▪	Commercializing our small boilers depends on a number of factors, including but not limited to:

▪	further product and manufacturing process development;

▪	completion, refinement and management of our supply chain;

▪	completion, refinement, and management of our distribution channels;

▪	demonstration of efficiencies that will make our products attractively priced; and

▪	development of an adequate sales force and sales channels necessary to distribute our products and achieve our desired revenue goals.

Our product is not yet ready for commercial sale as of the date of this prospectus. We are currently in the process of designing and developing our straw-burning boiler prototype at our operations office in China. We are at the latter stages of the design process on our prototype, but we have designing and testing to accomplish before the final product is ready for commercial sale. We intent to conduct testing at our facility and not through a third party testing company.  When we are satisfied that our product will compete effectively in the Chinese Boiler Industry by being the most efficient in terms of heating capability, efficiency, and alternative uses, we intend to begin the manufacture and distribution of our product to home improvement merchants throughout China.

Our manufacturing arrangements have not been secured as of the date of this prospectus. We do not own or operate any manufacturing facilities. We plan to pursue and enter into written agreements with the third party manufacturers to manufacture our products and ship them directly to our customers, but have not secured any agreements to date.

Our marketing efforts has not been accomplished as of the date of this prospectus.  As we near the completion of product development, we intend to do market our finished products through internet-based and traditional media, by a sales force into the Chinese farming communities,  and through trade publications and seminars to develop an awareness of our product.

We do not have any experience in carrying out any of the foregoing tasks, and, as such, we cannot assure investors that the strategies we intend to employ will enable us to support the development, manufacturing and sale of commercially desirable boilers.

Because we do not have exclusive agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively manufacture and distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.

We do not own or operate any manufacturing facilities. We plan to pursue and enter into written agreements with the third party manufacturers to manufacture our products and ship them directly to our customers. If we lose the services of our third party manufacturers, we may be unable to secure the services of replacement manufacturers. In addition, because we do not have written agreements with all of these manufacturers, they could refuse to supply some or all of our products, reduce the number of products that they supply or change the terms and prices under which they normally supply our products. The occurrence of any such conditions will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in our revenues.

If the energy market for boilers in Southeast Asia does not experience significant growth or if our products do not achieve broad acceptance, we will not be able to achieve revenues.

We hope to achieve revenues from sales of our boilers. We cannot accurately predict future growth rates or the size of the energy market for boilers in Southeast Asia. Demand for our product may not occur as anticipated, or may decrease, either generally or in specific geographic markets, during particular time periods. The expansion of our particular boilers in the market depends on a number of factors, such as:

▪	the cost, performance and reliability of our products and products offered by our competitors;
▪	public perceptions regarding our form of energy and the effectiveness and value of digital small boilers;
▪	customer satisfaction with our product; and
▪	marketing efforts and publicity regarding the needs for our product and the public demand for our product.

Even if our product gains wide market acceptance, we may not adequately address market requirements and may not be able to expand market acceptance. If the Southeast Asia energy industry generally, or our small boilers specifically, do not maintain wide market acceptance, we may not be able to achieve our anticipated level of growth, we may not achieve revenues and results of operations would suffer.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.

We believe our success depends in substantial part on our ability to offer our boilers and other products that reflect current needs and anticipate, gauge and react to changing consumer demands in a timely manner.  Our business is vulnerable to changes in consumer preferences.  We will attempt to reduce the risks of changing demands and product acceptance in part by devoting a portion of our available products and designs to standard products that are not significantly modified from year to year. Nevertheless, if we misjudge consumer needs for our products, our ability to generate sales could be impaired resulting in the failure of our business.  There are no assurances that our future products will be successful, and in that regard, any unsuccessful products could also adversely affect our business.

In the event that we are unable to successfully compete in the Chinese boiler industry, we may not be able to achieve profitable operations.

We face substantial competition in the industry.  Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources.  These competitors may have completed development of their sites and products and are presently marketing these to potential customers.  Accordingly, these competitors may have already begun to establish brand-recognition with consumers.  We will attempt to compete against these competitors by developing features that exceed the features offered by competitors.  However, we cannot assure you that our product will outperform competing products or those competitors will not develop new products that exceed what we provide.  In addition, we may face competition based on price.  If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable.  Increased competition could result in:

▪	Lower than projected revenues;

▪	Price reductions and lower profit margins;

▪	The inability to develop and maintain our products with features and usability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing products that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

Our products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.

Defects may be found in our products. Any such defects could cause us to incur significant return and exchange costs, re-engineering costs, divert the attention of our engineering personnel from product development efforts, and cause significant customer relations and business reputation problems. Any such defects could force us to undertake a product recall program, which could cause us to incur significant expenses and could harm our reputation and that of our products. If we deliver products with defects, our credibility and the market acceptance and sales of our products could be harmed.

If we do not effectively implement measures to sell our products, we may never achieve revenues and you will lose your entire investment.

We are currently early in the process of designing and developing our boiler at our operations office in China. Our product is not yet ready for commercial sale. If and when we are satisfied that our product will compete effectively in the Chinese boiler industry by being the most efficient in terms of heating capability, efficiency, and alternative uses, we intend to begin the manufacture and distribution of the product to home improvement merchants throughout China. We have not achieved revenues, or taken active steps to develop a sales force to attain revenues.  We have no experience in providing direct sales and service, nor do we have distributors of our product. Moreover, our sales and marketing efforts may not achieve intended results and therefore may not generate the revenue we hope to achieve. As a result of our corporate strategies, we have decided to focus our resources in select areas in China only, intially, and then in other Asian countries. We may change our focus to other markets or applications in the future. There can be no assurance that our focus or our near term plans will be successful. If we are not able to successfully address markets for our products, we may not be able to grow our business, compete effectively or achieve profitability.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

Because we intend to offer our product in China and other countries throughout Asia, we are subject to risks associated with international operations.

Although we have not commenced offering our products to consumers, we may rely on foreign third-party development, testing, and distribution operations. Foreign operations subject us to a number of risks associated with conducting business outside of the United States, including the following:

▪	Unexpected changes in, or impositions of, legislative or regulatory requirements;

▪	Delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions;

▪	Imposition of additional taxes and penalties;

▪	The burdens of complying with a variety of foreign laws; and

▪	Other factors beyond our control, including acts of terrorism, which may delay the shipment of our products, impair our ability to travel or our ability to communicate with foreign locations.

In addition, the laws of certain foreign countries in which our products are or may be sold may not protect our products or intellectual property rights to the same extent as the laws of the United States. This increases the possibility of piracy of our technology and products.

Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect on our business.

Trade and industry are subject to economic changes and periodical fluctuations. Prolonged declines in the economy and/or a recession could have a material adverse effect on our business. The Chinese national economy is affected by numerous factors and conditions, all of which are beyond our control, including (a) Interest rates; (b) Inflation; (c) Employment levels; (d) Changes in disposable income; (e) Financing availability; and (g) Consumer confidence.

Risks Associated with Management and Control Persons

Because our management is inexperienced in operating a boiler business, our business plan may fail.

Our management does not have any specific training in running a boiler business. With no direct training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. We will likely have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our officers and directors only agreed to provide their services on a part-time basis and have other commitments, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Our sole officer and directors, devote 15 to 30 hours per week to our business affairs. We do not have an employment agreement with our Chief Executive Officer, nor do we maintain key man life insurance policies for him. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of our officer and directors, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed.

Moreover, our sole officer and directors engage in other business activities which could create a conflict of interest when allocating their time between our operations and other commitments.  If our sole officer and directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on the pursuit of our business plan.  We cannot assure you that these conflicts will be resolved in our favor. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our President and Director, Li Deng Ke, and Director, Xiong Chao Jun own an aggregate of 48% of our outstanding common stock, investors may find that corporate decisions influenced by these shareholders are inconsistent with the best interests of other shareholders.

Our President and Director, Li Deng Ke, and Director, Xiong Chao Jun, together own approximately 48% of the outstanding shares of our common stock. Accordingly, they will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of these shareholders may still differ from the interests of the other shareholders.

Risks Related to Legal Uncertainty and Conducting Business in China

If we are considered a “resident enterprise’’ for PRC enterprise income tax purposes, it could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under Paragraph 2 of Article 2 of the People’s Republic of China Corporate Income Tax Law (the “Corporate Income Law”), any foreign enterprise which shall constitute a resident enterprise shall meet both of the following requirements: (i) such enterprise was established under the laws of foreign countries or regions; and (ii) the actual management of such enterprise must be located within China. Further, under relevant provisions of the Circular of the State Administration of Taxation Regarding the Issues Relevant to the Identification of Chinese-controlled Enterprises Registered Abroad as Resident Enterprises by Actual Management (Guo Shui Fa [2009] No. 82, “Circular No. 82”) issued by the State Administration of Taxation on April 22, 2009 and based upon our no-name inquiry to the People’s Republic of China State Administration for Taxation, any Chinese-controlled enterprise whose actual management is held to be located within China shall satisfy all of the following requirements: (i) the site, where the management of such enterprise responsible for the daily operation of such enterprise performs its duties, is located within China; (ii) the financial decisions (such as borrowings, extending loans, financing or financial risks management) and HR policies (such as appointment, dismissal or remunerations) shall be made or approved by the institution or personnel of such enterprise staying within China; (iii) 1/2 or more of the directors with voting rights or of the management of such enterprise live within China permanently; and (iv) the main assets, accounting books and stamps of and the minutes and files of the board of directors of and of shareholders’ meeting of such enterprise exist and will be maintained within China.

We believe that we are not considered a “resident enterprise” for PRC enterprise income tax purposes. We have no subsidiaries within China. We have executive offices in China, which were unincorporated entities under Chinese laws, and all of our management islocated within China. We make or approve the financial decisions (such as borrowing, extending loans, financing or financial risks management) and human resource policies (such as employees’ appointment, dismissal and remunerations) within China, and half or more of our directors with voting rights are also located within China. However, our main assets, accounting books, stamps and minutes of our directors’ board and of our shareholders’ meetings exist and will be maintained in the USA but not within China, so we are not consistent with Item (iv) of the above four requirements under Circular No. 82 although our present conditions satisfy Items (i) to (iii) of the above requirements under Circular No. 82. Therefore, even if we are an enterprise established under the laws Nevada, and our management team is located within China, we believe that we shall not be held to be a resident enterprise under the Corporate Income Tax Law.

Nevertheless, we cannot fully exclude the possibility that there is a difference or discrepancy between the interpretation of the Chinese authorities and our understanding as set forth above, nor can we assure that the statements or interpretations of the Chinese government officials will remain unchanged. Furthermore, we cannot exclude the possibility that the Chinese government will promulgate any new laws, regulations or provisions that will be in conflict with our understanding. If so, we may be classified as a ‘‘resident enterprise’’ for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

If our products fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.

Because our products are intended for use in commercial as well as private settings, we may be subject to liability for any products sold by us that fail to meet industry standards for quality. We do not currently maintain liability insurance coverage for such claims. If we are unable to obtain such insurance, product liability claims could adversely affect our brand name reputation, revenues and ultimately lead to losses. The occurrence of any claims, judgments, or product recalls will negatively affect our brand name image and product sales, as well as lead to additional costs.

Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement, we cannot be certain that our products do not infringe on issued trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our business.

If our products are sold in China, our business, financial condition, results of operations and prospects will be subject to significant changes in economic, political and legal developments of China.  The Chinese economy differs from the economies of most developed countries in many respects, including:

▪	the amount of government involvement;

▪	the level of development;

▪	the growth rate;

▪	the control of foreign exchange; and

▪	the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy, and the recent worldwide economic downturn has affected China as well as the rest of the world.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us and the extent that any stimulus program implemented by the Chinese government affects companies that manufacture products such as ours.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy.  Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government.  The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business.  The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies including the allocation of resources under any stimulus package which may be adopted.

Any adverse change in the economic conditions or government policies, policy interpretations, imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises in China could have a material adverse effect on the overall economic growth and the level of investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses and our operations and assets in China.

Our operations and assets in the China are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the government of the China may adopt policies which have the effect of hindering private economic activity and greater economic decentralization.  There is no assurance that the government of the China will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform.  In addition, a substantial portion of productive assets in China remains government-owned.  For instance, all lands are state owned and business entities or individuals are granted by government state-owned land use rights.  The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our business.  The government of China also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies.  Uncertainties may arise with changing of governmental policies and measures.  In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in China, could have a material adverse effect on our business, results of operations and financial condition.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of our material agreements relating to the purchase of raw materials, the manufacture of our products and the distribution of our products within Chin a. We do not currently have material agreements relating to the purchase of raw materials, the manufacturing of products, or the distribution of products.   We cannot assure you that we will be able to enforce any of our material  agreements that we may enter into or that remedies will be available outside of China.  The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States.  The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation.  The inability to enforce or obtain a remedy under any of our agreements could result in a significant loss of business, business opportunities or capital.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited.  Although we will be required to implement internal controls, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas.  As a result of these factors, we may experience difficulty in establishing the required controls and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times.

Because our funds may be held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in China do not provide insurance for funds held on deposit.  As a result, in the event of a bank failure, we may not have access to funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs.  In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax.  The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

Because our sole executive officer and our directors reside outside of the United States, all the assets of these persons are located outside the United States, and all of our operations are performed outside the United States, you may have difficulty in enforcing your legal rights against us or our executive officer and directors.

Our sole executive officer and our directors are residents outside of the United States, and all the assets of these persons are located outside the United States. All of our operations are performed in areas outside the United States.  As a result, it could be difficult for investors to effect service of process on our officer or directors, to enforce a judgment under United States federal securities laws or other United States laws obtained in the United States against us or our executive officer or directors.  In addition, China’s treaties do not provide for reciprocal recognition and enforcement of judgments of United States courts.  Furthermore, it may be difficult to adapt to the laws outside of the United States to bring an action against us, or bring an original action in a China court to enforce liabilities based upon the United States federal securities laws against us or our executive officer or directors.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTCBB market-maker for sponsorship of our securities on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be quoted on the bulletin board, or, if quoted, a public market may not materialize. If our common stock is not quoted on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 720,000 shares of our common stock through this prospectus at a fixed price of $0.03 per share for the duration of the offering. The outstanding shares of common stock covered by this prospectus represent approximately 28% of the common shares outstanding as of the date of this prospectus. Our common stock is presently not quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the OTCBB or quoted and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the OTCBB, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the OTCBB, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.03 fixed per share offering price of our common stock for the duration of the offering was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock, which was $0.02 per share, and increased by $0.01 per share. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTCBB for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.  If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 720,000 shares of common stock offered through this prospectus. The selling shareholders are deemed underwriters within the meaning of Section 2(11) of the Securities Act, and any shares offered hereby will be fixed at $0.03 per share for the duration of the offering. These shares were acquired from us in an offering that was completed on December 15, 2010 and was exempt from Registration under Regulation S of the Securities Act of 1933, as amended.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of October 11, 2011 , including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 2,625,000 shares of common stock outstanding on October 11, 2011 .

Name of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Li Jiang Bing	37,500	20,000	17,500.66%
Wang Zhi Bing	37,500	20,000	17,500.66%
Chen Yan Chun	37,500	20,000	17,500.66%
Chen Cheng Fa	37,500	20,000	17,500.66%
Tang Xiao Feng	37,500	20,000	17,500.66%
Li Hao	37,500	20,000	17,500.66%
Wang Xiao Hong	37,500	20,000	17,500.66%
Chen Huan	37,500	20,000	17,500.66%
Yao Ming Huan	37,500	20,000	17,500.66%
Ou Xin Hui	37,500	20,000	17,500.66%
Huang Jie	37,500	20,000	17,500.66%
Chen Qi Jin	37,500	20,000	17,500.66%
Zeng Xiu Juan	37,500	20,000	17,500.66%
Chen Qing Kang	37,500	20,000	17,500.66%
Wu Fei Lai	37,500	20,000	17,500.66%
Wei Tian Liu	37,500	20,000	17,500.66%
Wu Min	37,500	20,000	17,500.66%
Zhang Han Ming	37,500	20,000	17,500.66%
Guo Shi Nian	37,500	20,000	17,500.66%
Liu Hong Ping	37,500	20,000	17,500.66%
Zhao Zhong Ping	37,500	20,000	17,500.66%
Ji Xin Rong	37,500	20,000	17,500.66%
Huang Zheng Sheng	37,500	20,000	17,500.66%
Wu Xue Wang	37,500	20,000	17,500.66%
Li Wen	37,500	20,000	17,500.66%
Li Yue Xi	37,500	20,000	17,500.66%
Zhou Yan Xia	37,500	20,000	17,500.66%

Chen Dai Xian	37,500	20,000	17,500.66%
Chen Jin Xiong	37,500	20,000	17,500.66%
Li De Yao	37,500	20,000	17,500.66%
Ma Yao	37,500	20,000	17,500.66%
Li Quan Ying	37,500	20,000	17,500.66%
He Zi Ying	37,500	20,000	17,500.66%
Song Xiao Ying	37,500	20,000	17,500.66%
Liu Mu Zhi	37,500	20,000	17,500.66%
Feng Zhong	37,500	20,000	17,500.66%

None of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The selling shareholders are deemed underwriters, within the meaning of Section 2(11) of the Securities Act. As underwriters, the selling shareholders are subject to the prospectus delivery requirements of the Securities Act.  The shares under this prospective will be offered by the selling shareholders at a fixed price of $0.03 per share for the duration of the offering. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board. Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize and even if it does, the shares offered hereby may only be sold at the fixed price of $0.03.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, because the selling shareholders are deemed underwriters, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

Our sole executive officer and directors and their ages as of  October 11 , 2011  are as follows:

Name	Age	Position Held with the Company
Li Deng Ke Tian Bei W. Rd. Yung Guang Tian Di Ming Xing Ge, Unit 1503, Shenzhen, China	26	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director
Xiong Chao Jun Tian Bei W. Rd. Yung Guang Tian Di Ming Xing Ge, Unit 1503, Shenzhen, China	37	Director

Set forth below is a brief description of the background and business experience of our executive officer and Directors.

Li Deng Ke is our President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting President and Director. In 2006, Mr. Ke received his Bachelor of Science degree from Sichuan Normal University in Chengdu, Sichuan, China.  In addition to being our sole executive officer, since 2006 Mr. Ke has been employed as a technician for KTV Ltd.

Xiong Chao Jun is our Director.  In 1996, Mr. Jun received his Bachelor of Science degree from Hunan Industrial University in Changsha, Hunan.  Since 1999 he has been employed as a sale manager for KTV Ltd.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from Li Deng Ke.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of   October 11, 2011 , certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock	Title of Class	Amount and Nature of Beneficial Ownership1	% of Common Stock2
Li Deng Ke Tian Bei W. Rd. Yung Guang Tian Di Ming Xing Ge, Unit 1503, Shenzhen, China	Common Stock	637,500 Shares	24%
Xiong Chao Jun Tian Bei W. Rd. Yung Guang Tian Di Ming Xing Ge, Unit 1503, Shenzhen, China	Common Stock	637,500 Shares	24%
DIRECTORS AND OFFICERS – TOTAL		1,2750,000 Shares	48%

5% SHAREHOLDERS
None	Common Stock	None	None

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 2,625,000 shares of common stock issued and outstanding for the company as of October 11, 2011.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of October 11 , 2011, there were 2,625,000 shares of our common stock issued and outstanding. Our shares are held by thirty-eight (38) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

David Jennings, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.  His address is 330 Carousel Parkway, Henderson, Nevada 89014.

Silberstein Ungar, PLLC has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Silberstein Ungar, PLLC has presented his report with respect to our audited financial statements. The report of Silberstein Ungar, PLLC is included in reliance upon his authority as an expert in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as Nepia Inc. on August 9, 2010, in the State of Nevada for the purpose of developing, manufacturing, and selling small boilers aimed at farmers primarily in Southeast Asia.

Our principal executive offices are located at Tian Bei W. Rd., Yung Guang Tian Di Ming Xing Ge, Unit 1503, Shenzhen, China. Li Deng Ke, our President and Director, is a person that may be described as a “promoter” as defined in Rule 405 of the Securities Act by virtue of his role in founding and organizing our company.

Our fiscal year end is March 31.

Description of Business

Company Overview

We were incorporated as “Nepia, Inc.” in the State of Nevada on August 9, 2010, for the purpose of developing, manufacturing, and selling small boilers aimed at farmers primarily in Southeast Asia.  We are currently in the development stage and have nominal operations and minimal assets, which makes us a “shell company” as defined in Rule 12b-2 of the Exchange Act, as amended.

Business of Company

We are engaged in the business of developing, manufacturing, and selling straw burning boilers specifically for use as energy-efficient heating systems, as well as for cooking. Our product consists of three main components: a straw-burning boiler, pipes for distributing hot water for heating, and a stove-top “burner” for cooking. The boiler uses straw from fields as fuel, generating thermal energy; the pipes with hot water can be used to heat a home, barn, or grain storage unit; and the burner is used to cook food. We are currently in the process of designing and developing our straw-burning boiler prototype at our operations office in China. Our product is not yet ready for commercial sale.  We are at the latter stages of the design process on our prototype, but we have designing and testing to accomplish before the final product is ready for commercial sale. We intent to conduct testing at our facility and not through a third party testing company. When we are satisfied that our product will compete effectively in the Chinese Boiler Industry by being the most efficient in terms of heating capability, efficiency, and alternative uses, we intend to begin the manufacture and distribution of our product to home improvement merchants throughout China.

Boilers

The information in this section is generally accepted mechanical information on the nature and uses of boilers. The specific sources of this information are two books: High Pressure Boilers by Frederick Steingress, Harold J. Frost and Daryl R. Walker; and Low Pressure Boilers by Frederick Steingress and Daryl R. Walker. The books were published in 2009 and 2008, respectively, and represent a comprehensive representation of the current state of the science behind boilers, as well as their mechanical functioning.

A boiler is a closed vessel in which water or other fluid is heated under pressure. The heated or vaporized fluid exits the boiler for use in various processes or heating applications. Construction of boilers is mainly limited to carbon steel, stainless steel, and cast iron. The source of heat for a boiler is usually combustion of any of several fuels, such as wood, coal, oil, or natural gas. Electric boilers use resistance or immersion type heating elements to heat the water to a useful temperature.

The goal of a boiler is to make the heat flow as completely as possible from the heat source to the water. Most boilers heat water until it boils, and then the steam is used at saturation temperature (i.e., saturated steam). Superheated steam boilers boil the water and then further heat the steam in a superheater. Some superheaters are radiant type (absorb heat by radiation), others are convection type (absorb heat via a fluid or gas) and some are a combination of the two. Whether by convection or radiation, the extreme heat in the boiler furnace/flue gas path will also heat the superheater steam piping and the steam within as well. It is important to note that while the temperature of the steam in the superheater is raised, the pressure of the steam is not. The process of superheating steam is most importantly designed to remove all moisture content from the steam to prevent damage to the turbine blading and/or associated piping.

Hydronic boilers (according to the Wikipedia.com article on boilers) are typically used in generating heat for residential uses. They are the typical power plant for central heating systems fitted to houses in northern Europe (where they are commonly combined with domestic water heating), as opposed to the forced-air furnaces or wood burning stoves more common in North America. The hydronic boiler operates by way of heating water/fluid to a preset temperature (or sometimes in the case of single pipe systems, until it boils and turns to steam) and circulating that fluid or steam throughout the home by way of radiators, baseboard heaters or through the floors. The fluid can be heated by any means, but in built-up areas where piped gas is available, natural gas is currently the most economical and therefore the common choice. The fluid is in an enclosed system and circulated throughout by means of a motorized pump. Most modern systems are fitted with condensing boilers for greater efficiency.

Most boilers now depend on mechanical draft equipment rather than natural draft. This is because natural draft is subject to outside air conditions and temperature of flue gases leaving the furnace, as well as the chimney height. All these factors make proper draft hard to attain and therefore make mechanical draft equipment much more economical.

There are three types of mechanical draft:

Induced draft: This is obtained one of three ways, the first being the "stack effect" of a heated chimney, in which the flue gas is less dense than the ambient air surrounding the boiler. The more dense column of ambient air forces combustion air into and through the boiler. The second method is through use of a steam jet. The steam jet oriented in the direction of flue gas flow induces flue gasses into the stack and allows for a greater flue gas velocity increasing the overall draft in the furnace. This method was common on steam driven locomotives which could not have tall chimneys. The third method is by simply using an induced draft fan (ID fan) which sucks flue gases out of the furnace and up the stack. Almost all induced draft furnaces have a negative pressure.

Forced draft: Draft is obtained by forcing air into the furnace by means of a fan (FD fan) and ductwork. Air is often passed through an air heater; which, as the name suggests, heats the air going into the furnace in order to increase the overall efficiency of the boiler. Dampers are used to control the quantity of air admitted to the furnace. Forced draft furnaces usually have a positive pressure.

Combination: The use of both induced and forced draft allows for the greatest level of draft control. This is more common with larger boilers where the flue gases have to travel a long distance through many boiler passes. The induced draft fan works in conjunction with the forced draft fan allowing the furnace pressure to be maintained slightly below atmospheric.

Straw Burning Boilers

The information in this section is generally accepted industry information, which was reported specifically in The Research Update printed in July, 1995 by the Alberta Farm Machinery Research Centre and the Prairie Agricultural Machinery Institute, and reviewed/revised on January 6, 2010 by the Agricultural Technology Centre of the Government of Alberta, Canada. This report, as well as information on the revision date, can be accessed at http://www1.agric.gov.ab.ca/$department/deptdocs.nsf/all/eng3127.

The use of straw as a heating fuel on the farm is growing in popularity because it helps to reduce the farm's dependency and related expenditures on fossil fuels and electricity, and it provides a practical and environmentally acceptable alternative to stubble burning. An inexpensive supply of fuel is usually close at hand. Most grain farms produce enough straw each year to supply a straw burning system. However, even if straw for fuel must be purchased, it is usually a worthwhile venture.

Burning straw for recovery of heat energy is a viable alternative use using excess straw produced on prairie farms. Large, whole bale burners are currently in general use on large British and Danish farms. A growing number of farmers are burning straw to heat their houses and workshops, and even to help dry their grain. Most farmers who heat with straw burners burn flax straw. Flax straw is advantageous due to its low ash content, and significant flamability. Most straw is burned as whole bales in large boilers. These furnaces produce heat with overall efficiencies of 30 - 60%.

The most common system for burning straw is an outdoor boiler used to heat water which is then piped to buildings. Economic feasibility of burning straw on large farms increases as system output increases. Using a large volume of water to store heat may significantly increase the efficiency of the system by causing it to operate at maximum capacity while straw is being burned. Therefore, a large straw burning system is most economical if a large heat load, usually for multiple buildings or grain drying, needs to be met.

There are four basic types of straw burners currently available:

•	those that accept shredded, loose straw

•	burners that use sifted straw products such as pellets, briquettes or cubes and straw logs

•	square bale burners

•	round bale burners.

Current loose straw burners are designed to operate on a large scale and require automatic stoking systems. They are built anticipating that operators will shred baled hay into loose straw. The capital investment and increased operating cost for energy to chop and feed the straw is beyond the practical capabilities of most farms.

Pellets, cubes and briquettes are very efficient forms of fuel but can be costly. Straw logs are generally more expensive, and therefore even less economical. Therefore, whole bale burners have separated themselves as the most practical straw burning systems for large boilers. Most such bale burners heat water which is in turn used to heat a home, workshop or similar building. Some, however, are set up as hot air systems.

The combustion chamber fuel capacity of a square bale burner can range from a single, standard square bale size to as many as six bales at a time. Although the fuel-to-heat conversion efficiencies of square bale burners are generally the lowest of all straw burners, averaging 30% to 40%, output is still more than adequate to heat a home or workshop.

A round bale burner has a more efficient output, and is generally larger, therefore, they are more practical when more than one building, or a very large building such as a greenhouse or hog barn, is being heated. A square bale burner will not likely be adequate for these purposes, or at least be too inconvenient because of the frequent need for re-stoking.

Lower Heat Value (“LHV”)

The information in this section is generally accepted scientific information, which was reported specifically in The Research Update printed in July, 1995 by the Alberta Farm Machinery Research Centre and the Prairie Agricultural Machinery Institute, and reviewed/revised on January 6, 2010 by the Agricultural Technology Centre of the Government of Alberta, Canada. This report, as well as information on the revision date, can be accessed at http://www1.agric.gov.ab.ca/$department/deptdocs.nsf/all/eng3127.

The energy content of a material is expressed in British Thermal Units per pound (BTU/lb) or megajoules per kilogram (MJ/kg). One MJ/kg is approximately equivalent to 430 BTU/lb. The maximum amount of energy available for use in a fuel is called the Lower Heat Value (LHV). The amount of moisture in the fuel affects the LHV because approximately 1170 BTU of energy is consumed by heating and evaporating each pound of water (2.72 MJ/kg). This energy would otherwise be used to create heat.

For example, the LHV of flax straw with a moisture content of 20% is 6635 BTU/lb (15.43 MJ/kg) while dry flax straw has a LHV of 8586 BTU/lb (19.97 MJ/kg). More than 22% of the potential heat production is consumed in drying the straw. This demonstrates the importance of drying straw before burning it in a boiler to maximize boiler fuel efficiency.

The table below gives a comparison of LHV for some common boiler fuels:

Fuel	LHV
	BTU/lb	MJ/kg
Propane	19940	46.37
#1 Fuel Oil	15910	37.00
Flax straw (dry)	8587	19.97
Wheat straw (dry)	7680	17.86
Flax straw (20% m.c.)	6635	15.43
Coal (lignite)	6583	15.31
Wood (15% m.c.)	6450	15.00
Wheat straw (20% m.c.)	5908	13.74

Our Product

China’s rising demand for renewable and environmentally friendly energy sources in the face of the rising cost of electricity combined has resulted in what we anticipate will be a receptive potential market for our product. We are currently early in the process of designing and developing our straw-burning boiler prototype at our operations office in China. All of the raw materials related to the straw-burning boiler are available through the public marketplace. Our product is being designed to be installed in individual farm homes, initially only in China, and then later in other Asian countries.

As stated earlier, a large straw burning system is most economical if a large heat load, usually for multiple buildings or grain drying, needs to be met. However, we feel that smaller systems will be more efficient if heat load needs are much smaller, such as on individual family farms in China and elsewhere. China has millions of farmers who cultivate small plots of land. During the winter months, many of these farmers struggle to find the resources to heat their homes.

Following harvest, straw, stalks from grain, and other agricultural remnants litter fields and thrashing houses alike. These are combustible materials that can be used in straw-burning stoves described above. However, in order to be economical and feasible for rural farmers, the stoves must be smaller and serve a dual purpose. With this widespread need in mind, we have begun to develop a straw-burning boiler, which will also serve as a stove for food preparation.

The diagram below shows how our product will work to generate heat and hot water for a house or other residential building, as well as provide a cooking surface:

Our product is a self-contained straw-burning boiler with a stove on top. The product is composed of a water tank (1) or water jacket, which encloses a metal combustion chamber (2) designed to contain a straw fire. There is a small door (3) to access the combustion chamber for adding straw. The fire heats the water, which is then circulated throughout the building in pipes (4). The heat from the hot water can be transferred to most existing heating systems (or simply transferred from the pipes into rooms as radiant heat) and the building's hot water supply.

A damper (5) and fan (6) on the boiler can be manually controlled in order to increase or decrease the heat output by the boiler. If more heat is needed, the damper can be opened to allow more air into the boiler, which will cause the fire to burn more intensely and increase the heat output. More air can be forced in and more heat generated by turning on the fan as well. The fire will then raise the temperature of the water which increases the heat supplied to the home.

In order to use the stove top (7) as a heat source for cooking, the insulating panel (8) on top of the boiler is simply removed and set aside. As it is constructed from highly insulating material, it should absorb little heat from the combustion chamber when in place, and also hold little residual heat when removed (reducing safety concerns).

Competition

We face substantial competition in the boiler market.  We compete with a number of established manufacturers, importers and distributors who sell boilers in China.  These companies enjoy brand recognition which exceeds that of our brand name.  We compete with several manufacturers, importers and distributors who have significantly greater financial, distribution, advertising, and marketing resources than we do.  We compete primarily on the basis of quality, brand name recognition, and price.

•
Linhai Shengtian Wash Machinery Co., Ltd (“Linhai”) has been manufacturing boilers for home heating in China since 1992. They have nearly 200 employees, and a manufacturing plant over 8,200 square feet in size. They manufacture and supply a wide variety of boilers to wholesale and retail customers both in China and internationally.

•
Zhengzhou Brother Furnace Co., Ltd has been developing and manufacturing solutions to heating problems in China for 15 years. Using cutting edge technology, they supply boilers, furnaces, and other heating solutions to a wide variety of customers. While they produce a number of electric and oil based boilers, they do not currently have any straw burning boilers in their product line. Nor do they have any products directed specifically at rural farmers.

•
Guangzhou Devotion Thermal Facility Co., Ltd, a core member of Devotion group, also manufactures boilers in China. It is located in economic & technological development district of Guangzhou China. It is a national high-tech enterprise and stock company listed in the Singapore Stock Market (stock code 1523). Covering a manufacturing facility of 50,000 square meters, Guangzhou Devotion boasts a work force of 500 employees, including 100 engineers and technicians. They produce Gas/oil-fired Hot-water Boilers, Gas/oil-fired Thermal Oil Heaters, Gas/oil-fired Steam Boiler, Electric Hot-water/Steam Boiler, Coal-fired Steam/Hot Water Boilers, and Wall-Mounted Boilers for customers throughout China and Southeast Asia.

Intellectual Property

We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including proprietary manufacturing processes and technologies, product research and concepts, and recognized trademarks.  These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

We are currently consulting with law firms to protect our brand name and product design.  While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer.  Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

We are subject to the laws and regulations of those jurisdictions in which we plan to sell our product, which are generally applicable to business operations, such as business licensing requirements, income taxes, and payroll taxes.  In general, the sale of our product in China is not subject to special regulatory and/or supervisory requirements.

Employees

We have no other employees other than our sole officer and director.  Our President is the only employee of the company.  He oversees all responsibilities in the areas of corporate administration, business development and research.  If finances permit, however, we intend to expand our current management to retain skilled directors, officers and employees with experience relevant to our business focus.  Our current management team is highly skilled in technical areas such as researching and developing our product, but not skilled in areas such as marketing our product and business management.  Obtaining the assistance of individuals with an in-depth knowledge of operations and marketing will allow us to build market share more effectively.

Description of Property

We do not lease or own any real property. We maintain our offices at Tian Bei W. Rd., Yung Guang Tian Di Ming Xing Ge, Unit 1503, Shenzhen, China. This office space is being provided free of charge by our officer and director, Li Deng Ke.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Plan of Operation In The Next Twelve Months

Product Development

We intend to continue to develop and refine our product over the coming months.  Specifically, we will continue to focus on enhancing the product's quality and reducing costs in this process during the next twelve months.  We are currently conducting experiments to improve our product quality and cost.  These experiments include testing different sizes, and testing all varieties of components, including different metals, insulators, and fans, in order to employ the most efficient combination of components. Also, we are reducing cost by using the lowest price components available on the market if they pass our quality tests. We are also researching the benefits of adding more components to further improve our product.

Locate Suitable Manufacturing

We do not currently have any manufacturing facilities. Production of our straw-burning boiler does not require any facilities or equipment beyond what would be expected at any general manufacturing facility.  All of the raw materials related to the straw-burning boiler are available through the public marketplace. It is our expectation that any one of a large number of general manufacturing facilities will be able to construct our product according to our specifications using generally available raw materials and following our product design.

When the design and testing phase of our product development is complete, our President will seek out, locate, request bids from, and contract with a general manufacturing facility to build, store, and ship our products according to our design specifications. As retooling a manufacturing line for a different product is generally the most expensive part of the manufacturing process, we intend to build a sales log large enough to offset this retooling cost prior to placing our first order. We will likely follow this strategy for subsequent orders as well. By placing orders with our manufacturer in large batches, we intend to minimize production costs, keep our prices low, and maximize our profits. When researching manufacturing facilities, our President will identify secondary facilities to manufacture our products in the event that our primary manufacturer is unable or unwilling to do so for any reason.

We intend to contract with our manufacturer to brand our products with our name and logo, and ship our Products directly to wholesalers and other distributors. Thus, we will not incur the costs and logistical complications of developing a separate distribution network.

Sales and distribution Strategy

Our goal is for our boiler to become a leading product in the Asian marketplace.  In order to achieve our goal, we intend to increase awareness of our product with potential customers.  We intend to do this by engaging in the following:

•
Attending national and regional home improvement, home construction, and farming promotional events and conferences.  There are events and conferences managed by regional and central institutions and organizations to promote advanced home improvement.  We plan to attend a number of events attended by home improvement merchants, home builders, and farm equipment suppliers in order to further expose our product.  These events will include home improvement and farming products trade meetings and promotional events that are attended by home improvement and farming related wholesalers and retailers and related seminars and conferences.

•
Developing direct marketing programs to attract retailers.  In addition to attending the foregoing conferences and seminars, we intend to market directly to retailers.  Our marketing will include conducting seminars and the use of online and traditional advertising media such as newspapers and trade publications.

•
Promoting to the public through internet-based and traditional media advertising.  We intend to use internet-based and traditional media to promote our product directly to the public to raise public awareness of our product. We also intend to eventually send salesmen into farming communities in China to give demonstrations and sell products in rural areas.

Sales Personnel and Local Distributions

In the short term, we intend to use the services of our management to sell our products.  As our product approaches the manufacturing stage, however, we plan to employ salesmen in China to promote and sell our product to local distributors. There are laws and regulations in China that restrict or limit foreign ownership of entities engaged in direct sales in China in certain industries. In order for us to comply with the relevant Chinese laws and regulations, we will have to conduct our sales through local distributors that are licensed for direct sales.

Our sales representatives will be responsible for soliciting, selecting and securing accounts within a particular regional territory.  We expect to pay such sales representatives on a commission basis.  In addition, we may decide to pay each sales representative a base salary.  We expect to provide service and support to our sales representatives, including advertising and sales materials.  These sales representatives will have construction experience, and we will provide training on how to install our product.

Expenses

We estimate the costs to implement our business strategy over the following twelve months to be:

▪
Travel and Related expenses, which will consist primarily of our executive officers and directors visiting farm and home equipment resellers, homebuilders, and other contractors in their sales efforts. We estimate travel and related expenses for the next twelve months will be approximately $4,000;

▪
Initial Marketing, which will consist of the marketing efforts discussed above, including direct marketing and attendance at trade shows. We estimate initial marketing expenses for the next twelve months will be approximately $6,000;

▪
Research and Development costs consist of developing and testing our product and determining the best combination of materials and suppliers for production. We estimate that research and development costs for the next twelve months will be approximately $10,000.

We intend to obtain business capital through the use of private equity fundraising or shareholders loans. We anticipate that, in time, the primary source of revenues for our business model will be the sale of our product.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Results of Operations for the Period from August 9, 2010 (Date of Inception) until March 31, 2011

We generated no revenue for the period from August 9, 2010 (Date of Inception) until March 31, 2011. Our Operating Expenses during this period equaled $18,689, consisting entirely of organizational expenses and professional fees. We, therefore, recorded a net loss of $18,689 for the period from August 9, 2010 (Date of Inception) until March 31, 2011.

Results of Operations for the Three Months Ended June 30, 2011 and Period from August 9, 2010 (Date of Inception) until June 30, 2011

We generated no revenue for the period from August 9, 2010 (Date of Inception) until June 30, 2011. We had operating expenses of $1,000 for the three months ended June 30, 2011, and operating expenses of $19,689 from August 9, 2010 (Date of Inception) until June 30, 2011.  Our operating expenses consisting entirely of organizational expenses and professional fees. We, therefore, recorded a net loss of $1,000 for the three month ended June 30, 2011, and $19,689 for the period from August 9, 2010 (Date of Inception) until June 30, 2011.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of June 30, 2011, we had total current assets of $32,811, consisting of Cash in the amount of $29,811 and Prepaid Expenses in the amount of $3,000. We had no current liabilities as of June 30, 2011.  Thus, we have working capital of $32,811 as of June 30, 2011.

Operating activities used $22,689 in cash for the period from August 9, 2010 (Date of Inception) until June 30, 2011. Our net loss of $19,689 and Prepaid Expenses of $3,000 was the result of our negative operating cash flow. Financing Activities during the period from August 9, 2010 (Date of Inception) until June 30, 2011 generated $52,500 in cash during the period.

As demonstrated above, we expect to spend approximately $20,000 to implement our business plan over the coming year. Our accounting, legal and administrative expenses for the next twelve months are anticipated to be $30,000. As of June 30, 2011, we had $29,811 in cash.

As of June 30, 2011 , we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

We have limited working capital and have not yet received revenues from sales of products.  These factors have caused our accountants to express substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Our ability to continue as a going concern is dependent on our generating cash from the sale of our common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling our equity securities and obtaining debt financing to fund our capital requirement and ongoing operations; however, there can be no assurance we will be successful in these efforts.

Off Balance Sheet Arrangements

As of June 30, 2011 , there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock.  We anticipate making an application through a market maker for quotation of our common stock on the FINRA over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be quoted on the bulletin board, or if quoted, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have 38 holders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be quoted on the OTCBB.  We plan to file a Form 8-A registration statement with the Commission after the effectiveness of the Form S-1 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form S-1 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the OTCBB.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for the period from inception to March 31, 2011.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Li Deng Ke, President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director	2011	0	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future. Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of March 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Li Deng Ke	-	-	-	-	-	-	-	-	-

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Director Compensation

We do not pay any compensation to our directors at this time. However, we reserve the right to compensate our directors in the future with cash, stock, options, or some combination thereof.

We have not reimbursed our directors for expenses incurred in connection with attending board meetings nor have we paid any directors fees or other cash compensation for services rendered as a director in the year ended March 31, 2011.

Financial Statements

Index to Financial Statements:

Financial statements for the period from August 9, 2010 (Inception) to June 30, 2011:

F-1	Balance Sheet as of June 30, 2011;

F-2	Statement of Operations for the period from August 9, 2010 (Date of Inception) through June 30, 2011;

F-3	Statement of Stockholders’ Equity as of June 30, 2011;

F-4	Statement of Cash Flows for the period from August 9, 2010 (Date of Inception) through June 30, 2011; and

F-5	Notes to Financial Statements.

Audited financial statements for the period from August 9, 2010 (Inception) to March 31, 2011:

F-8	Report of Independent Registered Public Accounting Firm;

F-9	Balance Sheet as of March 31, 2011;

F-10	Statement of Operations for the period from August 9, 2010 (Date of Inception) through March 31, 2011;

F-11	Statement of Stockholders’ Equity as of March 31, 2011;

F-12	Statement of Cash Flows for the period from August 9, 2010 (Date of Inception) through March 31, 2011; and

F-13	Notes to Financial Statements.

NEPIA , INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
As of June 30, 2011 and March 31, 2011

	June 30, 2011 (unaudited)	March 31, 2011
ASSETS

Current Assets
Cash and equivalents	$29,811	$29,811
Prepaid expenses	3,000	4,000

TOTAL ASSETS	$32,811	$33,811

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$-0-	$-0-

Stockholders’ Equity
Common Stock, $.001 par value, 90,000,000 shares authorized, 2,625,000 shares issued and outstanding	2,625	2,625
Preferred Stock, $.001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding	-0-	-0-
Additional paid-in capital	49,875	49,875
Deficit accumulated during the development stage	(19,689)	(18,689)
Total stockholders’ equity	32,811	33,811

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,811	$33,811

See accompanying notes to financial statements.

NEPIA , INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (unaudited)
Period from August 9, 2010 (Inception) to June 30, 2011

	Three months ended June 30, 2011	Period from August 9, 2010 (Inception) to June 30, 2011
Revenues	$-0-	$-0-

Operating Expenses :
Organization costs	-0-	320
Professional fees	1,000	19,369

Total Operating Expenses	1,000	19,689

Operating Loss	(1,000)	(19,689)

Provision for Income Taxes	-0-	-0-

Net Loss	$(1,000)	$(19,689)

Net loss per share:
Basic and diluted	$(0.00)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	2,625,000	2,625,000

See accompanying notes to financial statements.

NEPIA , INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY (unaudited)
Period from August 9, 2010 (Inception) to June 30, 2011

	Common stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total
Issuance of common stock for cash @$.02	2,625,000	$2,625	$49,875	$-	$52,500
Net loss for the period ended March 31, 2011	-	-	-	(18,689)	(18,689)
Balance, March 31, 2011	2,625,000	2,625	49,875	(18,689)	33,811
Net loss for the three months ended June 30, 2011	-	-	-	(1,000)	(1,000)
Balance, June 30, 2011	2,625,000	$2,625	$49,875	$(19,689)	$32,811

See accompanying notes to financial statements.

NEPIA , INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (unaudited)
Three months ended June 30, 2011
Period from August 9, 2010 (Inception) to June 30, 2011

	Three months ended June 30, 2011	Period From August 9, 2010 (Inception) to June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,000)	$(19,689)
Change in non-cash working capital items (Increase) decrease in prepaid expenses	1,000	(3,000)
CASH FLOWS USED BY OPERATING ACTIVITIES	-0-	(22,689)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock	-0-	52,500
NET INCREASE IN CASH	-0-	29,811

Cash, beginning of period	29,811	-0-
Cash, end of period	$29,811	$29,811

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-0-	$-0-
Income taxes paid	$-0-	$-0-

See accompanying notes to financial statements.

NEPIA , INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2011

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Nepia, Inc. (“Nepia” and the “Company”) is a development stage company and was incorporated in Nevada on August 9, 2010.  The Company plans to develop, manufacture, and sell small boilers aimed at farmers primarily in Southeast Asia.

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

Basis of Presentation

Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. We believe that the disclosures are adequate to make the financial information presented not misleading. These condensed financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the period ended March 31, 2011. All adjustments were of a normal recurring nature unless otherwise disclosed. In the opinion of management, all adjustments necessary for a fair statement of the financial position results of operations for the interim period have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

Cash and Cash Equivalents

Nepia considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At June 30, 2011 the Company had $29,811 of unrestricted cash that was being held in an escrow account by its outside attorneys, to be used for future business operations.

Fair Value of Financial Instruments

Nepia’s financial instruments consist of cash and cash equivalents. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

NEPIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2011

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES (continued)

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic loss per share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

Nepia does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – PREPAID EXPENSES

Prepaid expenses of $3,000 at June 30, 2011 consisted of an advance retainer paid to the Company’s outside auditors for services to be rendered for periods after the June 30, 2011.

NOTE 3 – INCOME TAXES

For the period ended June 30, 2011, Nepia has incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $20,000 at June 30, 2011, and will expire in beginning in the year 2030.

It is the Company’s policy to classify interest and penalties on income taxes as interest expense and penalties expense. As of June 30, 2011, there have been no interest or penalties incurred on income taxes.

NEPIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2011

NOTE 3 – INCOME TAXES (continued)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	June 30, 2011	March 31, 2011
Deferred tax asset attributable to:
Net operating loss carryover	$6,695	$6,355
Valuation allowance	(6,695)	(6,355)
Net deferred tax asset	$-	$-

NOTE 4 – LIQUIDITY AND GOING CONCERN

Nepia has limited working capital and has not yet received revenues from sales of products or services.  These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Nepia to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Nepia neither owns nor leases any real or personal property. An officer has provided office services without charge.  There is no obligation for the officer to continue this arrangement.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 6 – SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to June 30, 2011 through October 1, 2011, the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose.

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors
Nepia, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheet of Nepia, Inc., as of March 31, 2011, and the related statements of operations, stockholders’ equity, and cash flows for the period from August 9, 2010 (date of inception) to March 31, 2011.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nepia, Inc., as of March 31, 2011, and the results of their operations and cash flows for the period from August 9, 2010 (date of inception) to March 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Nepia, Inc. will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company has incurred losses from operations, has negative working capital and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 4. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, Michigan
April 1, 2011

NEPIA, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
As of March 31, 2011

ASSETS

Current Assets
Cash and equivalents	$29,811
Prepaid expenses	4,000

TOTAL ASSETS	$33,811

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$-0-

Stockholders’ Equity
Common Stock, $.001 par value, 90,000,000 shares authorized, 2,625,000 shares issued and outstanding	2,625
Preferred Stock, $.001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding	-0-
Additional paid-in capital	49,875
Deficit accumulated during the development stage	(18,689)
Total stockholders’ equity	33,811

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,811

See accompanying notes to financial statements.

NEPIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
Period from August 9, 2010 (Inception) to March 31, 2011

Period from August 9, 2010 (Inception) to March 31, 2011
Revenues	$-0-

Operating Expenses :
Organization costs	320
Professional fees	18,369

Total Operating Expenses	18,689

Operating Loss	(18,689)

Provision for Income Taxes	-0-

Net Loss	$(18,689)

Net loss per share:
Basic and diluted	$(0.01)

Weighted average shares outstanding:
Basic and diluted	2,625,000

See accompanying notes to financial statements.

NEPIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
Period from August 9, 2010 (Inception) to March 31, 2011

	Common stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total
Issuance of common stock for cash @$.02	2,625,000	$2,625	$49,875	$-	$52,500
Net loss for the period	-	-	-	(18,689)	(18,689)
Balance, March 31, 2011	2,625,000	$2,625	$49,875	$(18,689)	$33,811

See accompanying notes to financial statements.

NEPIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
Period from August 9, 2010 (Inception) to March 31, 2011

Period From August 9, 2010 (Inception) to March 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(18,689)
Change in non-cash working capital items
Increase in prepaid expenses	(4,000)
CASH FLOWS USED BY OPERATING ACTIVITIES	(22,689)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock	52,500
NET INCREASE IN CASH	29,811

Cash, beginning of period	-0-
Cash, end of period	$29,811

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-0-
Income taxes paid	$-0-

See accompanying notes to financial statements.

NEPIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2011

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Nepia, Inc. (“Nepia” and the “Company”) is a development stage company and was incorporated in Nevada on August 9, 2010.  The Company plans to develop, manufacture, and sell small boilers aimed at farmers primarily in Southeast Asia.

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

Cash and Cash Equivalents

Nepia considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At March 31, 2011 the Company had $29,811 of unrestricted cash that was being held in a trust account by its outside attorneys, to be used for future business operations.

Fair Value of Financial Instruments

Nepia’s financial instruments consist of cash and cash equivalents. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic loss per share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

NEPIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2011

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

Nepia does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – PREPAID EXPENSES

Prepaid expenses of $4,000 at March 31, 2011 consisted of an advance retainer paid to the firms outside independent auditors for services to be rendered for periods after the Company’s year-end.

NOTE 3 – INCOME TAXES

For the period ended March 31, 2011, Nepia has incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $18,700 at March 31, 2011, and will expire in the year 2030.

It is the Company’s policy to classify interest and penalties on income taxes as interest expense and penalties expense. As of March 31, 2011, there have been no interest or penalties incurred on income taxes.

NEPIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2011

NOTE 3 – INCOME TAXES (continued)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2010
Deferred tax asset attributable to:
Net operating loss carryover	$6,355
Valuation allowance	(6,355)
Net deferred tax asset	$-

NOTE 4 – LIQUIDITY AND GOING CONCERN

Nepia has limited working capital and has not yet received revenues from sales of products or services.  These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Nepia to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Nepia neither owns nor leases any real or personal property. An officer has provided office services without charge.  There is no obligation for the officer to continue this arrangement.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 6 – SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to March 31, 2011 through April 1, 2011, the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$3
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$10,000

Total	$27,003

All amounts are estimates.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

On August 31, 2010, we issued 637,500 shares of common stock to Li Deng Ke, our President and Director. These shares were issued pursuant to Regulation S of the Securities Act of 1933 (the "Securities Act") at a price of $0.02 per share, for total proceeds of $12,750. The 637,500 shares of common stock are restricted shares as defined in the Securities Act.

On August 31, 2010, we issued 637,500 shares of common stock to Xiong Chao Jun, our director. These shares were issued pursuant to Regulation S of the Securities Act at a price of $0.02 per share, for total proceeds of $12,750. The 637,500 shares of common stock are restricted shares as defined in the Securities Act.

On December 15, 2010, we completed a private placement of 1,350,000 shares of our common stock pursuant to Regulation S of the 1933 Act. All shares were issued at a price of $0.02 per share. We received proceeds of $27,000 from the offering. Each purchaser represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
5.1	Opinion of David Jennings, Esq., with consent to use (1)
23.1	Consent of Silberstein Ungar, PLLC
24.1	Power of Attorney (see attached signature page)

(1) Incorporated by reference to the Registration Statement on Form S-1 filed April 25, 2011.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Reno, Nevada on October 11, 2011 .

Nepia, Inc.

By: /s/ Li Deng Ke
Li Deng Ke
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Li Deng Ke as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By: /s/ Li Deng Ke
Li Deng Ke
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director
October 11, 2011

By: /s/ Xiong Chao Jun
Xiong Chao Jun
Director
October 11, 2011